Exhibit 99.1

Thomas & Betts Corporation Reports First Quarter Net Earnings of $0.57 per Share, Excluding Consolidation Charges

2010 Full Year Earnings Guidance Increased

MEMPHIS, Tenn.--(BUSINESS WIRE)--April 21, 2010--Thomas & Betts Corporation (NYSE:TNB) today reported first quarter 2010 net sales of $469.5 million, up 2.1% compared to 2009 and in line with expectations. In January 2010, the company acquired J.T. Packard & Associates, a service provider for critical power systems, which contributed $9.4 million to first quarter sales. Excluding J.T. Packard, sales were essentially flat year over year.

First quarter 2010 net earnings were $30.1 million, or $0.57 per diluted share, excluding $3.2 million in pre-tax charges ($0.04 per share) related to facility consolidations initiated in the quarter. After purchase accounting charges and acquisition costs, the J.T. Packard acquisition had a negligible impact on first quarter 2010 earnings. First quarter 2010 reported net earnings were $28.0 million or $0.53 per diluted share. In 2009, the company reported net earnings of $26.1 million or $0.49 per diluted share in the first quarter.

“We are very pleased with our results in the first quarter. Sales came in as expected while operating earnings exceeded the upper end of our guidance,” said Dominic J. Pileggi, chairman and chief executive officer. “We continue to leverage our Lean-Six Sigma operating model and initiated incremental facility consolidations in the quarter. We also delivered against our strategic growth initiative by acquiring J. T. Packard in late January and PMA AG in early April. Both businesses are leaders in their markets and enhance our global industrial and commercial electrical products and services portfolio.”

SEGMENT HIGHLIGHTS:

Consolidated segment earnings were $84.3 million or 17.9% of sales for the first quarter 2010 excluding the previously mentioned charges, compared to $77.6 million or 16.9% of sales in 2009.

Electrical:

First quarter 2010 Electrical segment sales increased 3.9% to $383.2 million. Excluding the $9.4 million sales contribution from the acquisition of J.T. Packard, sales increased 1.3%. Growth in industrial MRO markets and improvements in residential construction-related markets helped to offset continuing weakness in commercial construction activity. Favorable foreign currency contributed to the year-over-year sales increase.

Excluding the previously noted $3.2 million facility consolidation charges, Electrical segment earnings were $70.1 million, or 18.3% of sales in the quarter, compared to $57.4 million or 15.6% of sales last year. First quarter 2010 reported Electrical segment earnings were $66.9 million or 17.5% of sales.

Steel Structures:

First quarter 2010 Steel Structures sales were $59.9 million, down slightly compared to $61.9 million reported in 2009. Segment earnings were $9.9 million, or 16.5% of sales, in the first quarter compared to $14.4 million, or 23.3% of sales, last year.

HVAC:

HVAC segment sales were $26.5 million in the quarter compared to $29.1 million last year. HVAC segment earnings were $4.3 million, or 16.2% of sales, compared to $5.7 million or 19.7% of sales last year.

BALANCE SHEET/LIQUIDITY HIGHLIGHTS:

Thomas & Betts ended the quarter with $466.5 million in cash and cash equivalents and over $375 million of availability under its existing credit facilities. Major uses of cash during the quarter included the acquisition of J.T. Packard & Associates for a total cost of $21.4 million. In early April, the Company completed the acquisition of PMA AG for €84.5 million (approximately $115 million).

Working capital was 16.2% of sales and total debt to total capitalization was 31.8% at quarter end.

FULL YEAR 2010 GUIDANCE:

“We are pleased with our results so far this year and encouraged that the positive trends in select markets such as industrial MRO and infrastructure development continue to gain traction. However, commercial construction markets have not yet shown any sign of recovery and utilities remain very cautious around capital spending,” said Pileggi. “Despite the generally weak macro conditions, we delivered strong bottom line results which clearly reflect the benefits of the cost containment and capacity rationalization activities we completed in the prior year. We have continued to aggressively hold the line on expenses while refining our already Lean operating structure with additional facility consolidations. We also strategically invested in the long-term growth of the company with the acquisitions of J.T. Packard and PMA.”

“Looking forward, we remain optimistic about our ability to deliver solid results even in a low-growth environment,” continued Pileggi. “Given our solid first quarter results and successful completion of the PMA acquisition, we are increasing our full year 2010 operating earnings guidance (exclusive of facility consolidation charges) to a range of $2.25 to $2.65 per share from the previous range of $2.20 to $2.60.”

CORPORATE OVERVIEW

Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide.

CONFERENCE CALL AND WEBCAST INFORMATION:

Date:	Wednesday, April 21, 2010
Time:	11:00 a.m. Eastern (10:00 a.m. Central)
Phone:	201-689-8341
Access Code:	None
URL:	www.tnb.com (audio only)
Replay:	201-612-7415, account 9517, access code 348520 (through April 28, 2010).

CAUTIONARY STATEMENT

This press release includes forward-looking statements that are identified by terms such as "optimistic," "trend," "will," and "believe." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Risk Factors" section of the company's Form 10-K for the fiscal year ended December 31, 2009 for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended

	March 31,	March 31,
	2010	2009

Net sales	$469,539	$459,835

Cost of sales	331,146	322,427
Gross profit	138,393	137,408
Gross profit - % of net sales	29.5%	29.9%

Selling, general and administrative	89,745	92,610
Selling, general and administrative - % of net sales	19.1%	20.2%

Earnings from operations	48,648	44,798
Earnings from operations - % of net sales	10.4%	9.7%

Interest expense, net	(8,371)	(9,461)
Other (expense) income, net	130	1,905

Earnings before income taxes	40,407	37,242

Income tax provision	12,455	11,173
Effective tax rate	30.8%	30.0%

Net earnings	$27,952	$26,069

Net earnings per share:
Basic earnings per share	$0.54	$0.50
Diluted earnings per share	$0.53	$0.49

Average shares outstanding:
Basic	52,067	52,569
Diluted	53,005	52,952

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

	Quarter Ended

	March 31,	March 31,
	2010	2009

Net sales:
Electrical	$383,156	$368,832
Steel Structures	59,897	61,945
HVAC	26,486	29,058

Total net sales	$469,539	$459,835

Segment earnings:
Electrical	$66,876	$57,440
Steel Structures	9,890	14,430
HVAC	4,291	5,722

Total reportable segment earnings	$81,057	$77,592

Corporate expense	(9,887)	(11,198)
Depreciation and amortization expense	(18,889)	(18,788)
Share-based compensation expense	(3,633)	(2,808)
Interest expense, net	(8,371)	(9,461)
Other (expense) income, net	130	1,905

Earnings before income taxes	$40,407	$37,242

Segment earnings - % of net sales:
Electrical	17.5%	15.6%
Steel Structures	16.5%	23.3%
HVAC	16.2%	19.7%
Total	17.3%	16.9%

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$466,524	$478,613
Restricted cash	2,918	2,918
Receivables, net	243,184	197,640
Inventories	222,905	209,268
Other current assets	52,993	55,544
Total current assets	988,524	943,983

Net property, plant and equipment	291,069	296,820
Goodwill	904,588	902,053
Other intangible assets	247,985	243,930
Other assets	63,868	66,621

Total assets	$2,496,034	$2,453,407

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$449	$522
Accounts payable	157,390	149,556
Accrued liabilities	121,272	113,654
Income taxes payable	7,375	8,849
Total current liabilities	286,486	272,581

Long-term debt, net of current maturities	638,088	638,014
Other long-term liabilities	200,719	201,603

Shareholders' equity	1,370,741	1,341,209

Total liabilities and shareholders' equity	$2,496,034	$2,453,407

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Quarter Ended

	March 31,	March 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$27,952	$26,069
Adjustments:
Depreciation and amortization	18,889	18,788
Share-based compensation expense	3,633	2,808
Changes in operating assets and liabilities, net (a):
Receivables	(39,084)	10,076
Inventories	(12,557)	8,227
Accounts payable	(134)	(38,575)
Accrued liabilities	5,916	(22,963)
Income taxes payable	3,002	(2,738)
Other	6,037	4,432
Net cash provided by (used in) operating activities	13,654	6,124

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of businesses	(21,395)	-
Purchases of property, plant and equipment	(5,315)	(11,421)
Restricted cash used for change in control payments	-	2,356
Other	5	867
Net cash provided by (used in) investing activities	(26,705)	(8,198)

CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit facility proceeds (repayments), net	-	125,000
Repayment of debt and other borrowings	(72)	(148,149)
Stock options exercised	3,326	54
Repurchase of common shares	-	(11,139)
Other	595	-
Net cash provided by (used in) financing activities	3,849	(34,234)

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	(2,887)	(2,672)

Net increase (decrease) in cash and cash equivalents	(12,089)	(38,980)
Cash and cash equivalents at beginning of period	478,613	292,494
Cash and cash equivalents at end of period	$466,524	$253,514

Cash payments for interest	$5,603	$9,973
Cash payments for income taxes	$8,155	$14,010

(a) Net of foreign exchange and acquisition effects

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Selected Information
(In millions, except E.P.S.)
(Unaudited)

Reconciliation of Excluded Items

	Consolidated
	Quarter Ended

	March 31, 2010		March 31, 2009
	Net-of-Tax	E.P.S.	Net-of-Tax	E.P.S.

Reported net earnings	$28.0	$ 0.53	$26.1	$ 0.49

Excluded Items:
Facility consolidations	2.1	0.04	-	-
Total excluded items	2.1	0.04	-	-

Net earnings excluding items	$30.1	$ 0.57	$26.1	$ 0.49

	Consolidated
	Quarter Ended

	March 31, 2010		March 31, 2009
	Pre-Tax Earnings	% of net sales	Pre-Tax Earnings	% of net sales

Reported segment earnings	$81.1	17.3%	$77.6	16.9%

Excluded Items:
Facility consolidations	3.2	0.6%	-	-
Total excluded items	3.2	0.6%	-	-

Segment earnings excluding items	$84.3	17.9%	$77.6	16.9%

	Electrical Segment
	Quarter Ended

	March 31, 2010		March 31, 2009
	Pre-Tax Earnings	% of net sales	Pre-Tax Earnings	% of net sales

Reported segment earnings	$66.9	17.5%	$57.4	15.6%

Excluded Items:
Facility consolidations	3.2	0.8%	-	-
Total excluded items	3.2	0.8%	-	-

Segment earnings excluding items	$70.1	18.3%	$57.4	15.6%

Note: The Selected Information above is not calculated in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered a substitute for or superior to financial measures in accordance with GAAP. Management believes these non-GAAP financial measures provide investors and our management with additional useful information to measure and forecast our liquidity and operating results and to compare our liquidity and operating results on a more consistent basis against that of other companies in the markets that we serve.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Selected Information (continued)
(In thousands, except ratios)
(Unaudited)

Reconciliation of Free Cash Flow

	Quarter Ended

	March 31,	March 31,
	2010	2009

Net cash provided by (used in) operating activities	$13,654	$6,124

Less: Purchases of property, plant and equipment	(5,315)	(11,421)

Free Cash Flow	$8,339	$(5,297)

Reconciliation of Working Capital as a Percentage of Sales

	March 31,	December 31,	March 31,
	2010	2009	2009

Receivables, net	$243,184	$197,640	$215,995
Inventories	222,905	209,268	267,666
Accounts payable	(157,390)	(149,556)	(140,577)
Working capital	$308,699	$257,352	$343,084

Net sales - rolling 4 quarters	$1,908,404	$1,898,700	$2,338,155

Working capital as a percentage of sales	16.2%	13.6%	14.7%

Reconciliation of Total Debt-to-Total Capitalization

	March 31,	December 31,
	2010	2009

Current maturities of long-term debt	$449	$522
Long-term debt, net of current maturities	638,088	638,014
Total debt	638,537	638,536

Shareholders' equity	1,370,741	1,341,209

Total capitalization	$2,009,278	$1,979,745

Total debt-to-total capitalization	31.8%	32.3%

Note: The Selected Information above is not calculated in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered a substitute for or superior to financial measures in accordance with GAAP. Management believes these non-GAAP financial measures provide investors and our management with additional useful information to measure and forecast our liquidity and operating results and to compare our liquidity and operating results on a more consistent basis against that of other companies in the markets that we serve.

CONTACT:
Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com